                                                                    Exhibit 99.1

--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 11-K

                                 ANNUAL REPORT

                        Pursuant to Section 15(d) of the
                        Securities Exchange Act of 1934


                   For the Plan Year Ended December 31, 1997



                                  APL LIMITED
                                  SMART PLAN
                           (Full Title of the Plan)



                                  APL LIMITED
           (Name of Issuer of the Securities Held Pursuant to the Plan)

                                 1111 Broadway
                           Oakland, California 94607
                   (Address of Principal Executive Office)


--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                          Page
                                                                          ----
    Report of Independent Public Accountants                                6

    Statement of Net Assets Available for Benefits                          7

    Statement of Changes in Net Assets Available for Benefits               8

    Notes to Financial Statements                                        9-14


    Schedules:
     I.     Schedule of Assets Held for Investment Purposes                15
     II.    Schedule of Reportable Transactions                            16


    Exhibits:
     10.1   Copy of the APL Limited SMART Plan as amended                   *
            and restated, effective as of January 1, 1993,
            filed as Exhibit 10.12 to the Company Form SE
            (File  No. 1-8544), dated March 24, 1993.




    *       Incorporated by Reference

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Benefits Committee of
     APL Limited:



We have audited the accompanying statement of net assets available for benefits of the APL Limited SMART Plan (the "Plan") as of December 31, 1997 and 1996, and the related statement of changes in net assets available for benefits for the year ended December 31, 1997. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in its net assets available for benefits for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules described in the table of contents are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.




                                                             Arthur Andersen LLP
San Francisco, California
June 4, 1998

                                    APL Limited
                                    SMART Plan
                  Statement of Net Assets Available for Benefits


                                                       As of December 31,
                                                -------------------------------
                                                     1997               1996
                                                ------------       ------------
ASSETS

    Investments at Fair Value
       Fidelity Magellan Fund                    $38,788,536       $37,426,677
       Fidelity Growth & Income Portfolio         55,489,022        46,474,674
       Fidelity Int'l Growth & Income Fund                 0         4,157,410
       Fidelity Asset Manager                              0         1,845,560
       Fidelity Low-Priced Stock Fund              5,647,580                 0
       Fidelity Asset Manager - Growth                     0         3,153,365
       Fidelity Asset Manager - Income                     0           684,265
       Fidelity Dividend Growth Fund               5,253,903                 0
       Fidelity Retirement Money Mkt Portfolio    39,970,151        35,162,873
       Spartan U.S. Equity Index Portfolio        50,236,961        40,350,847
       Fidelity U.S. Bond Index Fund               9,303,014         9,156,294
       Templeton Foreign Fund I                    5,180,907                 0
       Warburg-Pincus Emerging Growth Fund         3,125,075                 0
       BrokerageLink                                 368,372                 0
       APL Limited Stock Fund                              0         9,036,443
       Loans to participants                       6,286,327         7,251,649
                                                ------------      ------------

         Total investments                       219,649,848       194,700,057

     Contributions Receivable                          7,226             2,486

                                                ------------      ------------

         Total assets                            219,657,074       194,702,543

LIABILITIES                                                0               (40)

                                                ------------      ------------

NET ASSETS AVAILABLE
         FOR BENEFITS                           $219,657,074      $194,702,503
                                                ------------      ------------
                                                ------------      ------------


          The accompanying notes are an integral part of these statements.

                                                           APL Limited SMART Plan
                                         Statement of Changes in Net Assets Available for Benefits
                                                     for the Year Ended December 31, 1997
                                                              Fund Information
                                 --------------------------------------------------------------------------------------------------
                                                    Growth         Int'l.                     Low-Priced        Asset        Asset
                                    Magellan      and Income       Growth &        Asset         Stock         Manager      Manager
                                      Fund         Portfolio       Income         Manager        Fund          Growth       Income
                                      ----         ---------       ------         -------        ----          ------       ------
ADDITIONS:
Employer Contr                       $721,407       $926,978       $19,762         $8,598      $118,733       $16,303       $4,083
Employee Contr                      1,519,417      2,057,572        42,925         17,232       315,429        32,374        9,934
Net Interest/Apprec                 8,569,162     13,081,390        (5,454)        33,836       831,284        92,135        6,443
                                 --------------------------------------------------------------------------------------------------
  Total additions                  10,809,986     16,065,940        57,233         59,666     1,265,446       140,812       20,460
DEDUCTIONS:
Distributions                      (4,534,772)    (7,340,095)     (324,345)       (44,209)     (243,722)     (279,841)     (29,634)
Asset Transfer to ACS                (409,077)      (427,171)      (63,863)       (15,036)          -         (18,022)     (21,461)
Administrative Exps                      -                             -              -             -             -            -
                                 --------------------------------------------------------------------------------------------------
  Total deductions                 (4,943,849)    (7,767,266)     (388,208)       (59,245)     (243,722)     (297,863)     (51,095)
TRANSFERS:
Interfund Transfers                (4,840,561)       392,255    (3,830,998)    (1,852,445)    4,585,443    (3,003,952)    (655,470)
Loans Issued                         (540,524)      (663,440)      (10,011)        (1,432)      (37,156)       (1,691)
Loan Paybacks                         877,227        987,929        14,573          7,748        77,980         9,219        1,730
                                 --------------------------------------------------------------------------------------------------
  Total transfers                  (4,503,858)       716,744    (3,826,436)    (1,846,129)    4,626,267    (2,996,424)    (653,740)

Net Change                          1,362,279      9,015,418    (4,157,411)    (1,845,708)    5,647,991    (3,153,475)    (684,375)

Net Assets Available for
  Benefits at:
  December 31, 1996                37,427,571     46,475,463     4,157,411      1,845,708             -     3,153,475      684,375
                                 --------------------------------------------------------------------------------------------------
  December 31, 1997               $38,789,850    $55,490,881            $-             $-    $5,647,991            $-           $-
                                 --------------------------------------------------------------------------------------------------

                                 --------------------------------------------------------------------------------------------------
                                     Dividend       Retirement     U.S.Equity     U.S.Bond       Templeton  Warburg-Pincus
                                      Growth        Money Mkt.       Index         Index          Foreign       Emerging
                                       Fund         Portfolio      Portfolio      Portfolio         Fund         Growth
                                       ----         ---------      ---------      ---------         ----         ------
ADDITIONS:
Employer Contr                       $110,572         $29,560       $554,906      $161,056        $134,781        $72,513
Employee Contr                        296,682       1,066,317      1,237,463       331,923         307,898        174,273
Net Interest/Apprec                   913,411       1,867,912     12,641,126       814,424         207,842        321,719
                                 -----------------------------------------------------------------------------------------
  Total additions                   1,320,665       2,963,789     14,433,495     1,307,403         650,521        568,505
DEDUCTIONS:
Distributions                        (526,218)     (6,430,386)    (3,982,509)   (1,992,181)       (623,277)      (102,190)
Asset Transfer to ACS                 (35,531)       (535,158)      (532,791)      (36,181)            (27)
Administrative Exps                      -               -              -              -              -               -
                                 -----------------------------------------------------------------------------------------
  Total deductions                   (561,749)     (6,965,544)    (4,515,300)   (2,028,362)       (623,304)      (102,190)
TRANSFERS:
Interfund Transfers                 4,438,345       8,569,029       (252,047)      770,265       5,091,219      2,620,668
Loans Issued                          (19,710)       (511,924)      (430,015)     (100,042)        (41,981)       (14,351)
Loan Paybacks                          76,703         752,930        650,949       197,768         104,804         52,670
                                 -----------------------------------------------------------------------------------------
  Total transfers                   4,495,338       8,810,035        (31,113)      867,991       5,154,042      2,658,987

Net Change                          5,254,254       4,808,280      9,887,082       147,032       5,181,259      3,125,302

Net Assets Available for
  Benefits at:
  December 31, 1996                      -         35,163,006     40,351,141     9,156,297            -               -
                                 -----------------------------------------------------------------------------------------
  December 31, 1997                $5,254,254     $39,971,286    $50,238,223    $9,303,329      $5,181,259     $3,125,302
                                 -----------------------------------------------------------------------------------------

                                                Fund Information
                                   ----------------------------------------
                                                  APL Limited
                                     Brokerage       Stock         Loan
                                       Link          Fund           Fund            Total
                                       ----          ----           ----            -----
ADDITIONS:
Employer Contr                          $-          $193,405         $-         $3,072,657
Employee Contr                           -           372,618          -          7,782,057
Net Interest/Apprec                   (12,477)     3,576,386       510,700      43,449,839
                                   --------------------------------------------------------
  Total additions                     (12,477)     4,142,409       510,700      54,304,553
DEDUCTIONS:
Distributions                          (1,519)      (548,166)         -        (27,003,064)
Asset Transfer to ACS                    -          (225,848)         -         (2,320,166)
Administrative Exps                      -              -          (26,752)        (26,752)
                                   --------------------------------------------------------
  Total deductions                     (1,519)      (774,014)      (26,752)    (29,349,982)
TRANSFERS:
Interfund Transfers                   380,849    (12,412,600)         -               -
Loans Issued                             -          (158,877)    2,531,154            -
Loan Paybacks                           1,519        166,635    (3,980,384)           -
                                   --------------------------------------------------------
  Total transfers                     382,368    (12,404,842)   (1,449,230)           -

Net Change                            368,372     (9,036,447)     (965,282)     24,954,571

Net Assets Available for
  Benefits at:
  December 31, 1996                      -         9,036,447     7,251,609     194,702,503
                                   --------------------------------------------------------


  December 31, 1997                  $368,372         $-        $6,286,327    $219,657,074
                                   --------------------------------------------------------

          The accompanying notes are an integral part of these statements.

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

1.   PLAN DESCRIPTION

The following description of the Plan (defined below) is provided for general information purposes only. More complete information regarding the Plan's provisions may be found in the Plan document.

General

The APL Limited SMART Plan (the "Plan") is a defined contribution plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is intended to qualify as a profit-sharing plan under section 401(a) of the Internal Revenue Code (the "Code") and contains a salary deferral arrangement intended to qualify under section 401(k) of the Code.

Administration

The Plan is administered by the Benefits Committee appointed by the Board of Directors of APL Limited (the "company").

Trustee

The Plan trustee is Fidelity Management Trust Company. The Trust Agreement, restated July 1, 1997, was entered into by mutual consent of the company and Fidelity. All employee and company contributions are deposited in the trust fund. The trustee is responsible for investing the assets of the trust fund according to each participant's directions and for making distributions. The money in the trust is set aside for the exclusive benefit of plan members and their beneficiaries, as well as for payment of trustee fees.

Participation

All employees of the participating companies are eligible to participate in the Plan, except employees covered by a collective bargaining agreement, individuals employed outside the U.S. and not on the U.S. payroll, employees classified by the company as a driver, driver-trainer or temporary employee, and employees designated by the company as not eligible to participate.

A participant terminating employment may not make further contributions to the Plan, but may elect immediate distribution or deferral of distribution of benefits to a future period. Undistributed benefits credited to the participant's account continue to share in the gains and losses of the respective investment funds.

Contribution Determination

Participants may contribute salary deferrals to the Plan in one percent increments up to 12% of their earnings, exclusive of overtime pay, premiums, and bonuses. However, these salary deferrals may not exceed $9,500 in 1997. Participants may make after-tax contributions, provided that the total of salary deferrals and after-tax contributions does not exceed 16% of earnings.
Effective January 1, 1997, employee contributions are matched 75% by the participating companies up to a maximum of 6% of the participant's earnings. Additional matching contributions, up to $.50 for each dollar contributed, may also be made if the company achieves certain financial results. New employees are eligible for company matching contributions on the first day of the payroll period which commences on or after the completion of six months' service. A participant's earnings covered by the Plan is limited to $160,000 in 1997. The company may make discretionary contributions, as determined by the company's Board of Directors, which are then allocated proportionately to each participant. There were no discretionary contributions during the year ended December 31, 1997.

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

1.   PLAN DESCRIPTION (continued)

Vesting

Employee contributions are immediately vested. Company contributions vest ratably over five years of service.

Investment Options

During the year ending December 31, 1997, the Plan provided for twelve investment funds: the Magellan Fund, the Growth and Income Portfolio, the Fidelity Low-Priced Stock Fund, the Fidelity Dividend Growth Fund, the Retirement Money Market Portfolio, the Spartan U.S. Equity Index Portfolio, the U.S. Bond Index Portfolio, the Templeton Foreign Fund I, the Warburg Pincus Emerging Growth Fund, the APL Limited Stock Fund, BrokerageLink, and a Loan Fund. Under the direction of the Benefits Committee, the Loan Fund is managed by the company and the trustee; the APL Limited Stock Fund was managed by the trustee until November 12, 1997 when all outstanding shares of APL stock were purchased by Neptune Orient Lines Ltd. ("NOL") and all interests were de-registered; Templeton and Warburg-Pincus manage their own respective funds named above; BrokerageLink offers some funds within the Fidelity family which are managed by the trustee plus other funds managed by independent fund managers; and the remaining seven Fidelity funds are managed by the Fidelity Management & Research Company ("Fidelity"), an affiliate of the trustee. No sales charge is levied on the funds managed by Fidelity, however, a fee is charged by Fidelity to cover the operating expenses of each fund, including the investment advisory fee. This fee is deducted from the investment return of the fund. There is an annual fee of $100 charged by Fidelity to establish and maintain a BrokerageLink account.

The Magellan Fund seeks capital appreciation by maintaining a portfolio primarily invested in common stocks and securities convertible into common stocks. At December 31, 1997, approximately 4% of this fund was invested in debt securities of all types and quality levels issued by domestic and foreign issuers. The fund is relatively aggressive in pursuing growth. Dividends are declared and posted to the participant's account in May and December of each calendar year. The undistributed semi-annual dividends are reinvested to purchase additional shares in the fund.

The Growth and Income Portfolio invests in a combination of common stocks, preferred stocks, convertible securities, and fixed-income instruments of all types and quality levels. It seeks both long-term growth through capital appreciation and current income through dividends and interest. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of the calendar quarter or at the time of total distribution of the account. The quarterly dividends are reinvested to purchase additional shares in the fund.

The International Growth & Income Fund was eliminated and assets remaining at March 31, 1997 were transferred into the Templeton Foreign Fund I.

The Asset Manager series of three funds were eliminated and assets remaining at March 31, 1997 were transferred to the Retirement Money Market Portfolio.

The Fidelity Low-Priced Stock Fund invests primarily in stocks of smaller, less well-known companies considered to be undervalued or out of favor with investors. It seeks to provide long-term growth through capital appreciation. The fund will deduct a 1.5% redemption fee on shares held for less than 90 days.

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

1.   PLAN DESCRIPTION (continued)

The Fidelity Dividend Growth Fund focuses on stocks of medium to large companies that have the potential to increase the amount of dividends or begin paying them. It seeks to increase the value of the fund over the long-term through capital growth.

The Retirement Money Market Portfolio invests in high-quality money market instruments of domestic and foreign issuers which are denominated in U.S. dollars. Such instruments are short-term obligations and range from U.S. Government securities to prime commercial paper issued by private borrowers. The fund seeks to obtain as high a level of current income as possible, given its principal objective of preserving capital and maintaining a share value of $1.00. Interest income is earned daily and posted to the participant's account at the end of each calendar month or at the time of total distribution of the account. The monthly income is applied to purchase additional shares in the fund.

The U.S. Equity Index Portfolio has the goal of replicating the total return provided by the stocks included in the Standard & Poor's Daily Stock Price Index of 500 Common Stocks (the "S&P 500"). The fund buys and holds virtually all of the 500 stocks contained in the S&P 500 and weighted in the same manner. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of each calendar quarter or at the time of total distribution of the account. The undistributed dividends are reinvested to purchase more shares in the fund.

The U.S. Bond Index Portfolio seeks to provide investment results that correspond to the aggregate price and interest performance of the debt securities in the Shearson Lehman Aggregate Bond Index. However, the performance of this fund and the performance of the index may be significantly different. The securities purchased by this fund include U.S. Treasury obligations, U.S. agency obligations, foreign obligations, investment-grade U.S. corporate debt, and mortgage-backed obligations. While weighted toward intermediate maturities, the fund can hold debt instruments with long maturities. The fund earns interest daily, and the interest is posted to the participant's account at the end of each calendar month or at the time of total distribution of the account. The monthly income is applied to purchase more shares in the fund.

The Templeton Foreign Fund I seeks long-term capital growth through investments primarily in common stocks or securities in any foreign country.

The Warburg Pincus Emerging Growth Fund invests primarily in common stocks of rapidly growing small and medium sized companies with potential to benefit from new products or services, technology, or changes in management. It seeks fairly aggressive growth potential through capital appreciation.

On November 12, 1997, the company consummated a merger agreement with NOL, a Singapore corporation, and Neptune U.S.A., Inc.("NOL(USA)"), a Delaware corporation and an indirect, wholly-owned subsidiary of NOL ("Sub"), pursuant to which Sub merged with and into the company (the "NOL Merger"). As a result of the NOL Merger, all outstanding shares of the company's stock held on November 12, 1997 were purchased at $33.50 per share in cash and the company became a wholly-owned subsidiary of NOL. All stock interests were de-registered, the assets were transferred to the Retirement Money Market Portfolio, and the APL Limited Stock Fund was eliminated.

The BrokerageLink, offered by the plan as of July 1, 1997, is not a mutual fund. Instead it is a brokerage account that can be established with Fidelity Brokerage Services, Inc. that allows access to over 2,000 Fidelity and non-Fidelity "retail" mutual funds. The annual fee is $100 and there is a minimum investment requirement of $2,500. The fee structure is the same as if funds were bought through any other broker.

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

1.   PLAN DESCRIPTION (continued)

The Loan Fund is invested solely in promissory notes executed by participants. A participant may borrow from his or her account up to the lesser of $50,000 or 50% of the participant's vested interest. The outstanding balance of all prior loans under the Plan or any other plan maintained by the company or its affiliates reduces the amount available for future loans. Moreover, the $50,000 limit is reduced by the amount of the highest aggregated outstanding loan balance(s) during the most recent 12 months. The minimum amount for any loan is $1,000 and the minimum monthly loan repayment is $50. Loans bear interest at a reasonable rate selected by the company, which provides for a rate of return commensurate with interest rates charged by persons in the business of lending money under similar circumstances and must be repaid within five years, except for loans used to acquire a principal residence which must be repaid within 15 years. All loans, regardless of term, become due and payable as soon as the participant's employment terminates. A new loan set-up fee of $35 and a quarterly maintenance fee of $3.75 are charged against the accounts of the participants by Fidelity Institutional Retirement Services Company, the Plan's recordkeeper.

Forfeitures and Forfeiture Allocations

Forfeitures are used to reduce company matching contributions and to restore amounts previously forfeited by former employees rehired before the occurrence of a break of service of more than 60 consecutive months. Forfeitures used by the company during 1997 to offset cash contributions totaled $495,000. The balance of forfeitures available for offset against cash contributions at December 31, 1997, was $27,253.

Funding

Employee contributions are made primarily through payroll deductions and are deposited with the trustee as soon as practicable after they are withheld. Company contributions are deposited as soon as reasonably practicable after the amount is determined.

Termination of the Plan

Although the company has no present intention to terminate the Plan, it may do so at any time. Upon termination of the Plan, each participant will be fully vested with respect to company contributions and forfeitures.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting

Financial statements of the Plan are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Valuation of Investments

Investments are carried at fair value based on quoted market prices as determined by the trustee. Interest income, dividend income, realized gains and losses on investment transactions, and unrealized appreciation or depreciation are allocated to each participant's account based on the amount of shares credited to the account on a daily basis, according to the investment mix elected by the participant, and are recorded as net investment gain. Participant loans are carried at book value which approximates fair value.

Distributions to beneficiaries are recorded when paid.

Reclassifications

Certain amounts previously reported in the 1996 financial statements have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on previously reported net assets available for benefits.

3.   INVESTMENT IN MASTER TRUST

On April 1, 1990, the company entered into a Master Trust agreement with the trustee which remained in effect through June 30, 1997. Effective July 1, 1997, the agreement between the company and the trustee was restated without provision for a Master Trust.

4.   TRANSACTIONS WITH PARTIES-IN-INTEREST

The APL Limited Stock Fund was provided by the Plan for the purpose of allowing participants to invest in the company's Common Stock until November 12, 1997 (see page 11). All transactions involving Common Stock were reflected in this fund. Seven mutual funds offered as investment options are managed by Fidelity. The BrokerageLink also offers mutual funds that are managed by Fidelity.

Commissions and mutual fund expenses, including investment advisor fees paid by the individual mutual funds to Fidelity, are deducted from the investment return of the Funds. An initial set-up fee and quarterly maintenance fee are charged against the accounts of the participants for loans processed by Fidelity. Recordkeeping fees are charged to terminated participants. An annual fee is charged against the accounts of participants with balances in the BrokerageLink. Other trustee fees and related charges have been paid by the company.

5.   INCOME TAX STATUS

The Internal Revenue Service has determined and informed the company by a letter dated January 16, 1996, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

APL Limited SMART Plan

NOTES TO FINANCIAL STATEMENTS

6.   ASSET TRANSFER TO ACS

On October 30, 1996, a contract was signed with Affiliated Computer Services, Inc.(ACS) of Dallas, Texas to out-source the services performed by the Data Center in Ranch Cordova, CA. This is a five-year agreement which resulted in the assumption of the premises at the Data Center and all related computing assets. As part of this transaction, thirty-one APL employees were hired by ACS. ACS offered a 401(k) plan through Prudential Mutual Fund Services which was then extended to the former APL employees. Plan assets totaling $2,320,166 were transferred to the ACS, Inc. Savings Plan on January 29, 1997. This amount represented the account balances of the participants who became employees of ACS.

7.   SUBSEQUENT EVENTS

Coinciding with the NOL merger on November 12, 1997, the company completed the sale of certain assets and operations to the American Ship Management, LLC
(ASM), an affiliate of Patriot Holding, LLC. As part of this transaction, nineteen APL employees and their Plan assets were transferred to the ASM, LLC 401(k) Plan on February 3, 1998. Plan assets totaling $2,589,718 represented account balances of the participants who transferred to ASM.

Effective July 15, 1998, NOL(USA)'s 401(k) Plan administered by Aetna will be merged into the Plan with assets to be transferred to Fidelity on July 16, 1998.


                                                           APL LIMITED SMART PLAN                 Schedule I
                                                        PLAN SPONSOR EIN: 94-2911022
                                                               PLAN NUMBER:002

                                        Line 27a   - Schedule of Assets Held for Investment Purposes
                                                           as of December 31, 1997

              (b)                                     (c)                                             (d)               (e)
(a)         Identity                              Description                                         Cost          Current Value
--          --------                   ---------------------------------                         ------------       -------------
*      Fidelity Management             Magellan Fund - 407,143 shares                              $31,090,665        $38,788,536
         & Research Company
*      Fidelity Management             Growth & Income - 1,456,405 shares                           37,867,483         55,489,022
         & Research Company
*      Fidelity Management             Low-Priced Stock - 224,735 shares                             5,214,579          5,647,580
         & Research Company
*      Fidelity Management             Dividend Growth - 225,780 shares                              4,945,944          5,253,903
         & Research Company
*      Fidelity Management             Retirement Money Market - 39,970,151 shares                  39,970,151         39,970,151
         & Research Company
*      Fidelity Management             Spartan U.S. Equity Index - 11,436,162 shares                28,389,074         50,236,961
         & Research Company
*      Fidelity Management             U.S. Bond Index - 862,189 shares                              9,168,187          9,303,014
         & Research Company
       Templeton Global                Templeton Foreign - 520,694 shares                            5,583,639          5,180,907
         Advisors Limited
       Warburg, Pincus                 Warburg-Pincus Emerging - 82,740 shares                       3,008,774          3,125,075
         Counsellors, Inc.
*      Fidelity Brokerage              Hong Kong and China Fund - 185 shares                             2,002              2,041
         Services, Inc.
*      Fidelity Brokerage              Southeast Asia Fund - 226 shares                                  2,000              2,070
         Services, Inc.
*      Fidelity Brokerage              Select Energy Fund - 1,293 shares                                33,538             27,353
         Services, Inc.
*      Fidelity Brokerage              Select Natural Gas Fund - 677 shares                             10,000              8,984
         Services, Inc.
*      Fidelity Brokerage              Select Energy Services - 2,167 shares                            76,359             65,991
         Services, Inc.
*      Fidelity Brokerage              Latin America Fund - 180 shares                                   3,000              3,091
         Services, Inc.
*      Fidelity Brokerage              Small Cap Stock Fund - 1,218 shares                              21,113             19,396
         Services, Inc.
*      Fidelity Brokerage              Interest Bearing Cash - 239,446 shares                          239,446            239,446
         Services, Inc.
*      Participant Loans               Secured by account balances                                   6,286,327          6,286,327
                                                                                                  ------------        ------------

                                       Total Investments                                          $171,912,281       $219,649,848
                                                                                                  ------------        ------------
                                                                                                  ------------        ------------


       * Party-in-interest as defined by ERISA.
                                          15
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


                                                           APL LIMITED SMART PLAN                            Schedule II
                                                        PLAN SPONSOR EIN: 94-2911022
                                                              PLAN NUMBER: 002

                                               Line 27d - Schedule of Reportable Transactions
                                                    For the Year Ending December 31, 1997

                                                                              (c)               (d)         (e)      (f)
(a)                           (b)                    Transactions          Purchase           Selling      Lease   Expense
Identity                     Description             Bought     Sold         Price             Price       Rental  Incurred
-----------------------      ---------------------------------------       ----------       -----------    ------  --------
* Fidelity Management        Magellan Fund            242                   8,733,559                        -         -
     & Research Company                                         225                         13,409,937       -         -

* Fidelity Management        Growth & Income          242                  13,400,881                        -         -
     & Research Company         Fund                            216                         14,934,515       -         -

* Fidelity Management        Retirement Money         238                  30,648,018                        -         -
     & Research Company         Market Portfolio                245                         25,840,740       -         -

* Fidelity Management        Spartan U.S.             236                  12,488,391                        -         -
     & Research Company         Equity Index                    211                         14,113,231       -         -


* APL Limited                APL Limited              192                   2,102,399                        -         -
                                Common Stock                    187                         14,715,228       -         -


                                   (g)              (h)             (i)
(a)                              Cost of          Current           Net
Identity                          Asset            Value         Gain/Loss
-----------------------        ----------       ----------      ---------
* Fidelity Management           8,733,559        8,733,559           -
     & Research Company        11,425,753       13,409,937      1,984,184

* Fidelity Management          13,400,881       13,400,881           -
     & Research Company        11,207,916       14,934,515      3,726,599

* Fidelity Management          30,648,018       30,648,018           -
     & Research Company        25,840,740       25,840,740           -

* Fidelity Management          12,488,391       12,488,391           -
     & Research Company        10,203,832       14,113,231      3,909,399


* APL Limited                   2,102,399        2,102,399           -
                                9,440,497       14,715,228      5,274,731



               * Party-in-interest as defined by ERISA.

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